Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated October 30, 2006
Relating to Preliminary Prospectus dated September 27, 2006
Registration No. 333-134025

InterMetro Communications, Inc.

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus dated September 27, 2006 relating to this offering (the “Preliminary Prospectus”), included in Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-134025) relating to these securities. The most recent Registration Statement (Amendment No. 8) can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1361866/000119312506217099/ds1a. htm. The following information supplements and updates the information contained in the Preliminary Prospectus.

B. Riley and Co. Inc. has joined the underwriting syndicate as a co-managing underwriter for the initial public offering of Common Stock, par value $.001 per share, of InterMetro Communications, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Ladenburg Thalmann & Co. Inc. at (800) 523-8425.